Exhibit (e)(3)

CONFIDENTIALITY AGREEMENT

THIS AGREEMENT is entered into as of January 8, 2014 and is effective upon the date of first disclosure or signing, whichever occurs first, between Teva Pharmaceuticals Industries Ltd., whose main offices are located at 100 5 Basel Street, Petach Tikva, Israel 49131, for itself and its subsidiaries, each of which shall be bound by this Agreement as if each had separately executed this Agreement, (collectively “Teva”), and NuPathe Inc., located at 7 Great Valley Parkway, Suite 300, Malvern PA 19355 (“NuPathe”).

WHEREAS, the parties hereto, wish to explore a mutually beneficial relationship, and in so doing, may disclose to each other certain non-public confidential and proprietary information pertaining to such possible business relationship, as set forth below.

NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                      For purposes of this Agreement, “Confidential Information” shall mean all non-public and proprietary information that has been or will be disclosed by one party, or one of its affiliates, to the other, or one of its affiliates, whether set forth orally or in writing which may relate to, among other things, their respective business interests, technical information, clinical data, product specifications, product development plans and ideas, marketing plans and ideas, manufacturing information or business operations.

2.                                      The parties hereby agree that the following shall not be considered Confidential Information subject to this Agreement:

(a)                                 information that, prior to the time of disclosure, is in the public domain;

(b)                                 information that, after disclosure becomes part of the public domain by publication or otherwise, provided that such publication is not in violation of this Agreement or, to receiving party’s knowledge, any other confidentiality agreement;

(c)                                  information that the receiving party can establish in writing was already known to it or was in its possession prior to the time of disclosure and was not acquired, directly or indirectly, from the disclosing party;

(d)                                 information that the receiving party lawfully received from a third party, provided however, that such third party was not obligated to hold such information in confidence;

(e)                                  information that was independently developed by the receiving party without reference to any Confidential Information as established by appropriate documentation; and

(f)                                   information that the receiving party is compelled to disclose by a court or other tribunal of competent jurisdiction, provided however, that in such case the receiving party shall immediately give as much advance notice as feasible to the disclosing party so that the disclosing party may seek a protective order or other remedy from said court or tribunal.  In any event, the receiving party shall disclose only that portion of the Confidential Information that, in the opinion of its legal counsel, is legally required to be disclosed and will exercise reasonable efforts to ensure that any such information so disclosed will be accorded confidential treatment by said court or tribunal.

3.                                      The receiving party shall not use nor disclose to any third party Confidential Information of the disclosing party for any purpose other than for the purposes set forth in this Agreement.  The parties hereby agree to hold in strictest confidence any and all Confidential Information disclosed by one party to the other under the terms of this Agreement and shall use such information solely for the purpose of evaluating a potential business relationship (including, for the avoidance of doubt, an acquisition transaction involving NuPathe by Teva or one of Teva’s affiliates whether by tender offer, merger or otherwise) and if such a business relationship is consummated, carrying out such a business relationship.

4.                                      The receiving party will not disclose any such Confidential Information to any person other than to its employees, agents, consultants, directors and officers that have a need to know such information to effectuate the purpose of this Agreement and that such employees, agents, consultants and officers shall be informed of this Confidentiality Agreement and shall be bound by a confidentiality agreement containing terms at least as restrictive terms as those contained in this Agreement.

5.                                      Upon written request of the disclosing party, the receiving party shall return promptly to the disclosing party (or, at the receiving party’s option, destroy) all Confidential Information furnished to it, including any copies thereof and notes, extracts, or derivative materials based thereon (provided that if the receiving party so opts to destroy, the receiving party shall confirm and certify such destruction in writing to the disclosing party); and until this Agreement is terminated or until the expiration of the confidentiality obligations set forth in this Agreement, shall keep confidential and not use in any way detrimental to the disclosing party any analyses, compilations, studies or other documents that reflect any of the Confidential Information.  Notwithstanding the foregoing provision, the legal counsel of both parties may retain one copy of Confidential Information in its confidential files solely for archival purposes.

6.                                      Title to, and all rights emanating from the ownership of, all Confidential Information disclosed under this Agreement shall remain vested in the disclosing party.  Nothing herein shall be construed as granting any license or option, in favor of the receiving party, in such Confidential Information under any patent, copyright and/or any other rights now or hereafter held by the disclosing party in or as a result of such Confidential Information other than as specifically agreed upon by the parties.

7.                                      Confidential Information shall remain subject to this Agreement for a period of five (5) years from the date hereof.

8.                                      The execution and performance of this Agreement does not obligate the parties to enter into any other agreement or to perform any obligations other than as specified herein.

9.                                      The receiving party agrees that the disclosure of Confidential Information to any third party without the express written consent of the disclosing party may cause irreparable harm to the disclosing party, and that any breach or threatened breach of this Agreement by the receiving party will entitle the disclosing party to seek injunctive relief, in addition to any other legal remedies available to it, in any court of competent jurisdiction.

10.                               No failure or delay by the disclosing party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege hereunder.

11.                               The parties hereby agree that this Agreement represents the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and/or contemporaneous agreements and understandings between the parties with respect to the handling of Confidential Information, whether written, oral, visual, audio or in any other medium whatsoever.  This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania without reference to its conflict of laws rules.  This Agreement may not be amended or in any manner modified except by a written instrument signed by authorized representatives of both parties.  If any provision of this Agreement is found to be unenforceable, the remainder shall be enforced as fully as possible and the unenforceable provision shall be deemed modified to the limited extent required to permit its enforcement in a manner most closely representing the intention of the parties as expressed herein.

12.                               This Agreement shall be binding on each party’s successors and assigns.

13.                               This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same agreement.  Signatures to this Agreement transmitted by facsimile, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means which preserves the original graphic and pictorial appearance of the Agreement, shall have the same effect as physical delivery of the paper document bearing the original signature.

14.                               Nothing contained in this Agreement will prevent NuPathe from making disclosures which it believes in good faith are necessary to comply with (a) that certain Agreement and Plan of Merger, dated as of December 15, 2013, by and among Endo Health Solutions Inc., a Delaware corporation (“Endo”), DM Merger Sub Inc., a Delaware corporation and an indirect, wholly-owned subsidiary of Endo, and NuPathe (the “Endo Merger Agreement”), including, without limitation, Section 6.5(b) and Section 6.5(c) thereof, or (b) either party hereto from making disclosures which it believes in good faith are necessary to comply with applicable requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any relevant stock exchanges.

15.                               In consideration of the Confidential Information being furnished to Teva hereunder, from the date hereof until the earlier of (i) the termination of the Endo Merger Agreement or (ii) nine months from the date hereof (the “Standstill Period”), neither Teva nor any of

Teva’s affiliates will, directly or indirectly, acting alone or in concert with others, unless in any such case specifically invited in writing to do so by the NuPathe’s Board of Directors:

(a)                                 make any public announcement with respect to, or submit any proposal for, a transaction between NuPathe or any of NuPathe’s security holders and it (and/or any of its affiliates), whether or not any third parties are also involved, directly or indirectly, in such proposal or transaction, unless such proposal is directed and disclosed solely to NuPathe’s management and its designated representatives, and in the case of any such proposal from or involving parties in addition to, or other than, Teva, NuPathe has given its advance written consent to the involvement of such additional or other parties;

(b)                                 other than pursuant to a prior written agreement with NuPathe, purchase, acquire or own, or offer to agree to purchase, acquire or own, directly or indirectly, any voting securities or direct or indirect rights (pursuant to an exchange, conversion, pledge or otherwise) or options to acquire any voting securities of NuPathe, except that Teva and its affiliates may, in the aggregate, own beneficially or of record, directly or indirectly, up to 9.99% of the outstanding voting securities of NuPathe;

(c)                                  other than pursuant to a prior written agreement with NuPathe, make or in way participate in, directly or indirectly, any “solicitation” or “proxies” (as such terms are defined or used in Regulation 14 under the Exchange Act) or become a “participant” in an “election contest” (as such terms are defined or used in Rule l4a-l l under the Exchange Act) with respect to NuPathe or seek to advise or influence any person with respect to the voting of any voting securities of NuPathe;

(d)                                 execute any written consent in lieu of a meeting of holders of any class of securities of NuPathe unless such written consent is solicited by the Board of Directors of NuPathe;

(e)                                  initiate, propose or otherwise solicit stockholders for the approval of one or more stockholder proposals with respect to NuPathe as described in Rule 14a-8 under the Exchange Act or induce or attempt to induce any other person to do so;

(f)                                   other than pursuant to a prior written agreement with NuPathe or otherwise permitted under this Agreement, acquire or affect the control of NuPathe or directly or indirectly participate in or encourage the formation of any “group” (within the meaning of Section l 3(d)(3) of the Exchange Act) which owns or seeks to acquire ownership of voting securities of NuPathe, or to acquire or affect control of NuPathe;

(g)                                  call or seek to have called any meeting of the stockholders of NuPathe;

(h)                                 seek election to or seek to place a representative on the Board of Directors of NuPathe or seek the removal of any member of the Board of Directors of NuPathe;

(i)                                     other than pursuant to a prior written agreement with NuPathe, otherwise act, directly or indirectly, alone or in concert with others, to seek to control or to influence in any manner the management, Board of Directors, policies or affairs of NuPathe, or propose to seek to effect or negotiate with or provide financial assistance (by loan, capital contribution or otherwise) or information to any party with respect to any form of business combination transaction (including, without limitation, a merger, consolidation or acquisition or disposition of significant assets of NuPathe or any other entity) with NuPathe or any affiliate thereof or any restructure, recapitalization or similar transaction with respect to NuPathe or any affiliate thereof;

(j)                                    instigate, encourage, assist or render advice to or make any recommendation or proposal to any person or other entity to engage in any of the actions covered by clauses (a) through (i) of this Section 15, or render advice with respect to voting securities of NuPathe;

(k)                                 except to the extent required by law, make any public statement (or make available to any member of the news media any information) with respect to any of the matters covered by this Section 15, or with respect to the terms and conditions of, or any of the facts related to, this Agreement.

Nothing contained in this Section 15 shall restrict Teva or any of its affiliates from (w) requesting a waiver, modification, termination or amendment of this Section 15, (x) making a tender offer or exchange offer (including contingent payments) for all of the outstanding capital stock of NuPathe, (y) making an offer to acquire all of the assets or capital stock of NuPathe, whether by merger, tender or exchange offer or otherwise, or (z) making any statements in support of any offer by Teva or its affiliates permitted by this Agreement to acquire NuPathe or against any proposal that competes with such offer.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

TEVA PHARMACEUTICAL INDUSTRIES LTD.		NUPATHE INC.

By:	/s/ Keren Haruvl	By:	/s/ Armando Anido
Keren Haruvl, VP		Name: Armando Anido
Head of Global M&A and Transaction Analytics		Title: Chief Executive Officer

By:	/s/ Boris Gorelik
Boris Gorelik
Director, Global Business Development and Strategy